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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer subject to
     Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

  Ross                               James                   H.
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   (Last)                            (First)              (Middle)

  c/o SPAR Group, Inc.
  580 White Plains Road
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                                    (Street)

  Tarrytown                          New York               10591
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

  SPAR Group, Inc. ("SGRP")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

  December, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                                   Treasurer
                                   ---------
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                         5. Amount of     6. Owner-
                                 2A.                      4. Securities Acquired (A) or     Securities       ship      7. Nature
                    2. Trans-    Deemed      3. Trans-       Disposed of (D)                Beneficially     Form:        of
                       action    Execution      action       (Instr. 3, 4 and 5)            Owned at End     Direct       Indirect
                       Date      Date, if       Code         --------------------------     of Issuer's      (D) or       Benefi-
1.  Title              (Month/   any Month/     (Instr.8)                (A)                Fiscal           Indirect     cial
    of Security        Day/      Day/                                    or                 Year (Instr.     (I)          Ownership
    (Instr. 3)         Year)     Year)                       Amount      (D)    Price       3 and 4)         (Instr.4)    (Instr. 4)
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Common Stock,
$.01 par value                                                                              83,865           D
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*If the form is filed by more than one reporting person see instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (3-99)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                              5.                             7.                        ative     Deriv-   11.
            sion                                 Number of                      Title and Amount          Secur-    ative    Nature
            or                                   Derivative   6.                of Underlying     8.      ities     Secur-   of
            Exer-                                Securities   Date              Securities        Price   Bene-     ity:     In-
            cise    3.       3A.                 Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      4.      or Disposed  Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Trans-  of(D)        (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    action  (Instr. 3,   ----------------            or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         Code    4 and 5)     Date     Expira-            Number  ity     Year      (I)      ship
Security    Secur-  Day/     (Month/Day  (Instr. -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       8)      (A)     (D)  cisable  Date     Title     Shares  5)      4)        4)       4)
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                                                                                Common
Option to                                                                       Stock,
buy Common                                                                      $.01 par
Stock      $0.625  12/04/00              A        5,000       (1)    12/04/10   value      5,000                    D
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                                                                                Common
Option to                                                                       Stock,
buy Common                                                                      $.01 par
Stock      $1.30   08/02/01              A       40,000       (2)    08/02/11   value     40,000                    D
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                                                                                Common
Option to                                                                       Stock,
buy Common                                                                      $.01 par
Stock      $1.30   08/02/01              A       1,000        (3)    08/02/11   value      1,000                    D
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                                                                                Common
Option to                                                                       Stock,
buy Common                                                                      $.01 par
Stock      $1.10   05/09/02              A       2,000        (4)     05/09/12  value      2,000                    D
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                                                                                Common
Option to                                                                       Stock,
buy Common                                                                      $.01 par
Stock                                                                           value                     48,000    D
====================================================================================================================================

Explanation of Responses:

(1) 2,500 shares immediately exercisable; Vests as to 1,250 shares on each of December 2, 2003 and 2004.
(2) 30,000 shares immediately exercisable; Vests as to 10,000 shares on August 2, 2003.
(3) 250 shares immediately exercisable; Vests as to 250 shares on each of August 2, 2003, 2004 and 2005.
(4) 500 shares immediately exercisable; Vests as to 500 shares on each of May 9, 2003, 2004 and 2005.

/s/ Lawrence David Swift                                            2/13/03
-------------------------------------------                    -----------------
    Lawrence David Swift,                                             Date
    as attorney-in-fact under
    Power of Attorney Grant and
    Confirming Statement
    dated November 7, 2002.

*   If the form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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